Exhibit 99.1

Flow International Announces Fiscal 2004 Second Quarter Results

Company Receives First Major Ready to Eat Meat Order for Its Food

Processing Systems

KENT, Wash., Nov. 25 /PRNewswire-FirstCall/ — Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today reported results for its fiscal 2004 second quarter ended October 31, 2003. On a consolidated basis, FLOW reported fiscal second quarter revenues of $42.7 million and a net loss of $3.7 million or $0.24 diluted loss per share. Results for the quarter include restructuring charges of $1.0 million. This compares to revenues of $41.8 million and a net loss of $8.9 million or $0.58 diluted loss per share in the second fiscal quarter of 2003, which included a $5.6 million charge associated with the write-off of deferred tax assets. The Flow Waterjet Systems (“Waterjet Systems”) segment reported revenues of $32.1 million and a net loss of $1.9 million or $0.12 diluted loss per share. The Avure Technologies (“Avure”) segment recorded revenues of $10.6 million and a net loss of $1.9 million or $0.12 diluted loss per share.

“Our cost reduction and restructuring efforts are beginning to show positive results,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “During the quarter, we generated an operating profit in our waterjet segment, significantly reduced our losses at Avure, continued to reduce senior debt and generated cash from operations, while remaining in full compliance with all loan covenants. We also received our first major order in what we believe will be a significant growth market for our high-pressure food systems: ready-to-eat meats and meals. This order was received as the USDA’s new food safety inspection system rules took effect in early October. These new rules require that all ready-to-eat meat producers publicly identify the processes they are using to protect consumers from harmful biological contaminants in their products.”

For the six months ended October 31, 2003, the company recorded consolidated revenues of $79.9 million and a net loss of $10.9 million or $0.71 diluted loss per share. Results for the six months include restructuring charges of $2.3 million. This compares to revenues of $81.8 million and a net loss of $12.9 million or $0.84 diluted loss per share for the first six months of fiscal 2003, which included a $5.6 million charge associated with the write-off of deferred tax assets.

Segment Review

Waterjet Systems: For the quarter, Waterjet Systems reported revenues of $32.1 million and a net loss of $1.9 million or $0.12 diluted loss per share, compared to revenues of $34.3 million and a net loss of $5.8 million or $0.38 diluted loss per share in the year-ago quarter. Included in the prior year quarter was a $5.6 million charge associated with the write-off of deferred tax assets. Within total Waterjet Systems sales:

—	Total systems revenues decreased 9% during the quarter to $20.0 million, based on lower new equipment sales in North America.

—	Consumables and spare parts revenues declined 2% to $12.1 million, with weak North American sales offsetting growth in the rest of the world. FlowParts.com, the company’s online parts store launched at the end of the first fiscal quarter of 2004, accounted for approximately 10% of the daily domestic order volume by the end of the second quarter.

—	Outside of the United States, Waterjet revenue declined 2% to $16.8 million, with sales to Asia and Europe down 3% and 11% respectively, to $5.4 million and $6.1 million versus the second fiscal quarter of 2003.

—	Waterjet Systems sales to the automotive and aerospace markets increased 13% to $7.7 million.

Avure Technologies: For the quarter, Avure recorded revenues of $10.6 million and a net loss of $1.9 million or $0.12 diluted loss per share, compared to revenues of $7.5 million and a net loss of $3.1 million or $0.20 diluted loss per share in the year-ago quarter. Within the Avure Technologies segment:

—	General Press revenues increased 41% to $6.9 million. The increased revenue primarily occurred outside the United States. The company’s General Press sales are recognized on a percentage-of-completion basis and vary depending on the company’s backlog and overall economic activity. The company expects General Press revenues to remain cyclical despite recent press system orders and other pending proposals, which are expected to provide a solid backlog throughout the remainder of the current calendar year and well into calendar 2004.

—	Avure’s Fresher Under Pressure food product line revenues increased 43% to $3.7 million.

—	Subsequent to the end of the quarter the company received an order from an internationally recognized ready-to-eat meat producer for a total of 8 high pressure food processing systems, including options on 4 systems. This represents the company’s first substantial order in the ready-to-eat meat industry, which the company considers to be one of the major developing markets for its machines. These orders also represent the first for its new “Turn Key” technology, which was developed over the previous six months to increase throughput rates.

—	A total of 12 new food systems inclusive of options have been ordered during or shortly after the quarter representing approximately $13 million of additional backlog.

—	Even with the recent success of food system sales, the company, as part of the restructuring plan, has reduced its Avure workforce without compromising its manufacturing, sales and service capabilities. The company continues to evaluate strategic alternatives for Avure, which include the continuation of operations on its newly diminished scale, suspension of operations, shutdown, or a complete or partial divestiture.

Conference Call

Flow International will host a conference call today, November 25, 2003 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss the results. A live Webcast of the call may be found at: http://www.flowcorp.com/newsite/Investor_Center/investor_center_index.htm .

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the July 29, 2003, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements that management believes that the Ready to Eat Meat market represents a significant market for growth; that the company expects recent and pending orders in the General Press business provide a strong backlog throughout the remainder of the current calendar year and well into calendar 2004; that it is anticipated the Turn Key system will increase throughput rates and the reduction in the Avure workforce has not compromised its manufacturing, sales and service capabilities. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Contact:    John Leness

Secretary and General Counsel

253-850-3500

Flow International Corporation

Statement of Operations

Segment Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three months ended October 31, 2003			Three months ended October 31, 2002
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$32,089	$10,648	$42,737	$34,302	$7,499	$41,801
Cost of goods sold	20,637	6,993	27,630	21,518	5,559	27,077
Gross margin	11,452	3,655	15,107	12,784	1,940	14,724
Operating expenses	11,210	4,159	15,369	11,304	4,482	15,786
Operating income (loss)	242	(504)	(262)	1,480	(2,542)	(1,062)
Interest expense, net	(1,755)	(1,666)	(3,421)	(1,503)	(1,326)	(2,829)
Other income (expense), net	206	312	518	(156)	(342)	(498)
Loss before taxes	(1,307)	(1,858)	(3,165)	(179)	(4,210)	(4,389)
Income tax expense (benefit)	545	—	545	5,609	(1,133)	4,476
Loss before discontinued operations	(1,852)	(1,858)	(3,710)	(5,788)	(3,077)	(8,865)
Discontinued operations, net of tax	—	—	—	7	—	7
Net loss	$(1,852)	$(1,858)	$(3,710)	$(5,781)	$(3,077)	$(8,858)
Diluted earnings (loss) per share	$(0.12)	$(0.12)	$(0.24))	$(0.38)	$(0.20	$(0.58)

Flow International Corporation

Statement of Operations

Segment Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Six months ended October 31, 2003
	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$65,578	$14,341	$79,919
Cost of goods sold	41,516	9,840	51,356
Gross margin	24,062	4,501	28,563
Operating expenses	24,170	8,209	32,379
Operating income (loss)	(108)	(3,708)	(3,816)
Interest expense, net	(3,486)	(3,281)	(6,767)
Other expense (income), net	(75)	256	181
Loss before taxes	(3,669)	(6,733)	(10,402)
Income tax expense (benefit)	1,005	—	1,005
Loss before discontinued operations	(4,674)	(6,733)	(11,407)
Gain on sale of discontinued operations, net of tax	650	—	650
Discontinued operations, net of tax	(124)	—	(124)
Net loss	$(4,148)	$(6,733)	$(10,881)
Diluted earnings (loss) per share	$(0.27)	$(0.44)	$(0.71)

	Six months ended October 31, 2002
	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$65,160	$16,675	$81,835
Cost of goods sold	43,323	11,035	54,358
Gross margin	21,837	5,640	27,477
Operating expenses	22,954	9,163	32,117
Operating income (loss)	(1,117)	(3,523)	(4,640)
Interest expense, net	(2,664)	(2,339)	(5,003)
Other expense (income), net	(367)	(452)	(819)
Loss before taxes	(4,148)	(6,314)	(10,462)
Income tax expense (benefit)	4,297	(1,827)	2,470
Loss before discontinued operations	(8,445)	(4,487)	(12,932)
Gain on sale of discontinued operations, net of tax	—	—	—
Discontinued operations, net of tax	94	—	94
Net loss	$(8,351)	$(4,487)	$(12,838)
Diluted earnings (loss) per share	$(0.55)	$(0.29)	$(0.84)

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended October 31,			Six months ended October 31,
	2003	2002	%Change	2003	2002	%Change
Revenues	$42,737	$41,801	2%	$79,919	$81,835	-2%
Cost of goods sold	27,630	27,077	2%	51,356	54,358	-6%
Gross margin	15,107	14,724	3%	28,563	27,477	4%
Operating expenses:
Marketing	6,078	7,991	-24%	13,235	16,220	-18%
Research and engineering	2,881	3,111	-7%	5,889	6,628	-11%
General and administrative	5,456	4,684	16%	10,953	9,269	18%
Restructuring	954	—	NM	2,302	—	NM
	15,369	15,786	-3%	32,379	32,117	1%

Operating loss	(262)	(1,062)	-75%	(3,816)	(4,640)	-18%
Interest expense, net	(3,421)	(2,829)	21%	(6,767)	(5,003)	35%
Other expense, net	518	(498)	NM	181	(819)	NM
Loss before taxes	(3,165)	(4,389)	-28%	(10,402)	(10,462)	-1%
Income tax expense	545	4,476	-88%	1,005	2,470	-59%
Loss before discontinued operations	(3,710)	(8,865)	-58%	(11,407)	(12,932)	-12%
Gain on sale of discontinued operations, net of tax	—	—	NM	650	—	NM
Discontinued operations, net of tax	—	7	NM	(124)	94	NM
Net loss	$(3,710)	$(8,858)	-58%	$(10,881)	$(12,838)	-15%
Basic and Diluted Loss per share:
Loss before discontinued operations	$(0.24)	$(0.58)	-59%	$(0.74)	$(0.84)	-12%
Net Loss	(0.24)	(0.58)	-59%	(0.71)	(0.84)	-15%
Weighted average shares outstanding (000):
Basic	15,359	15,359		15,359	15,338
Diluted	15,359	15,359		15,359	15,338

NM = not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended October 31,			Six months ended October 31,
	2003	2002	%Change	2003	2002	%Change
Segment revenue breakdown:
Flow Waterjet Systems:
Systems	$19,952	$21,969	-9%	$40,895	$40,872	0%
Consumable parts and services	12,137	12,333	-2%	24,683	24,288	2%
Total	32,089	34,302	-6%	65,578	65,160	1%
Avure Technologies
Fresher Under Pressure	3,716	2,598	43%	4,410	6,597	-33%
General Press	6,932	4,901	41%	9,931	10,078	-1%
Total	10,648	7,499	42%	14,341	16,675	-14%
	$42,737	$41,801	2%	$79,919	$81,835	-2%
Geographic breakdown:
United States	$22,965	$22,472	2%	$43,304	$45,317	-4%
Rest of Americas	3,901	4,104	-5%	7,500	8,439	-11%
Europe	10,434	9,618	8%	18,905	18,780	1%
Asia	5,437	5,607	-3%	10,210	9,299	10%
	$42,737	$41,801	2%	$79,919	$81,835	-2%

Depreciation and amortization expense	$1,560	$2,409	-35%	$3,233	$4,606	-30%

Capital spending	$2,159	$1,324	63%	$3,884	$2,229	74%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	October 31, 2003	April 30, 2003	% Change
	(unaudited)
Cash	$19,380	$15,045	29%
Receivables, net	33,564	34,600	-3%
Inventories	33,195	40,883	-19%
Total current assets	94,963	100,140	-5%
Total assets	143,577	146,264	-2%

Total debt	$88,145	$88,408	0%
Total liabilities	144,625	138,480	4%
Total shareholders’ (deficit) equity	(3,378)	5,459	NM

SOURCE    Flow International Corporation

-0-                                                              11/25/2003

/CONTACT:    John Leness, Secretary and General Counsel of Flow

International Corporation, +1-253-850-3500/

/Web site:    http://www.flowcorp.com /

(FLOW)